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                                                                      Exhibit 21


                        CAPITAL ONE FINANCIAL CORPORATION

                     SIGNIFICANT SUBSIDIARIES OF REGISTRANT





1.  Capital One Bank -- Incorporated in the Commonwealth of Virginia

2.  Capital One, F.S.B. -- Federal Savings Bank

3.  Capital One Services, Inc. -- Incorporated in the State of Delaware

4.  America One Communications, Inc. -- Incorporated in the State of Delaware